Exhibit 99_1

STEINER LEISURE LIMITED
Post Office Box N-9306
Suite 104A
Nassau, The Bahamas

For Release: IMMEDIATELY

Contact:    Leonard I. Fluxman, President and Chief Executive Officer (305) 358-9002, ext. 215

Steiner Leisure Limited Announces

Second Quarter 2007 Financial Results

NASSAU, THE BAHAMAS, July 25, 2007 - Steiner Leisure Limited (NASDAQ: STNR) today announced financial results for the second quarter ended June 30, 2007.

Steiner Leisure's revenues for the second quarter ended June 30, 2007 rose 10.8% to $129.8 million from $117.2 million during the comparable quarter in 2006. Income from operations for the second quarter, was $11.6 million compared with $10.8 million for the same quarter in 2006.

Earnings per share for the second quarter ended June 30, 2007 was $0.67 per share, compared with $0.61 per share for the comparable quarter in 2006. The earnings per share data are presented on a diluted basis.

Revenues for the six months ended June 30, 2007 rose 14.3% to $253.6 million from $221.8 million during the comparable six months in 2006. Income from continuing operations, before discontinued operations for the six months ended June 30, 2007 was $22.3 million compared with $21.4 million for the same six months in 2006.

Earnings per share before discontinued operations for the six months ended June 30, 2007 was $1.28 per share compared with $1.20 per share for the comparable six months in 2006. The above earnings per share data are presented on a diluted basis.

Leonard I. Fluxman, President and Chief Executive Officer of Steiner Leisure, commented "Our second quarter performance was in line with the high end of our guidance. Despite the annual repositioning of certain ships to Alaska and the Mediterranean during this quarter, our execution in our maritime business remained strong."

Steiner Leisure Limited is a worldwide provider of spa services. The Company's operations include spas and salons on 131 cruise ships, and in 52 resort spas and two luxury day spas. Our cruise line and land-based resort customers include Carnival Cruise Lines, Caesars Entertainment, Celebrity Cruises, Crystal Cruises, Cunard/Seabourn Cruise Lines, Hilton Hotels, Holland America Line, Kerzner International, Marriott Hotels, Norwegian Cruise Lines, Princess Cruises and Royal Caribbean Cruises. Our Elemis Limited subsidiary manufactures its Elemis® brand products for use in our cruise ship and land-based spas. This top quality European line of beauty products is also distributed worldwide to exclusive hotels, salons, health clubs, department stores and destination spas. Elemis®, as well as other Steiner products, including La Therapie®, Ionithermie, and Steiner Hair Care, are available at www.timetospa.com.

Steiner Leisure owns and operates four post secondary schools (comprised of a total of 14 campuses) located in Miami, Orlando, Pompano Beach and Sarasota, Florida; Baltimore, Maryland; Charlottesville, Virginia; York, Pennsylvania; Salt Lake City and Lindon, Utah; Las Vegas, Nevada; Tempe and Phoenix, Arizona; and Westminster and Aurora, Colorado. Offering degree and non-degree programs in massage therapy and, in some cases, skin care, these schools train and qualify spa professionals for health and beauty positions within the Steiner family of companies or other industry entities..

The Company will be holding a conference call at 11:00 am (EST) on Thursday, July 26, 2007. Clive E. Warshaw, Chairman of the Board, and Leonard I. Fluxman, President and Chief Executive Officer, will discuss the contents of this press release.

If you wish to participate in this conference call, please call (517) 308-9020, password "Steiner", for domestic and international calls approximately ten minutes before the scheduled time. This call is available for replay from Thursday, July 26, 2007 (approximately 3 hours after the call takes place) until Thursday, August 2, 2007 at 11:00 pm. You may reach it by dialing (203) 369-0121 for both domestic and international calls. No password is required.

SELECTED FINANCIAL DATA

($ and shares in thousands, except per share data)

(Unaudited)

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006(1)
Revenues:
Services	$86,569	$79,871	$170,816	$150,817
Products	43,270	37,355	82,760	70,958
Total revenues	129,839	117,226	253,576	221,775

Cost of Sales:
Cost of services	69,497	63,427	136,984	119,930
Cost of products	30,962	27,631	58,716	52,008
Total cost of sales	100,459	91,058	195,700	171,938
Gross profit	29,380	26,168	57,876	49,837

Operating Expenses:
Administrative	7,647	6,393	15,509	12,188
Salary and payroll taxes	9,355	8,402	18,640	15,757
Total operating expenses	17,002	14,795	34,149	27,945
Income from continuing operations	12,378	11,373	23,727	21,892

Other Income (Expense):
Interest expense	(104)	(73)	(148)	(85)
Other income	386	344	955	1,269
Total other income (expense)	282	271	807	1,184

Income from continuing operations before provision for income taxes and discontinued operations	12,660	11,644	24,534	23,076

Provision for income taxes	1,098	865	2,193	1,716

Income from continuing operations before discontinued operations	11,562	10,779	22,341	21,360

Income from discontinued operations, net of taxes	--	--	--	225

Net income	$11,562	$10,779	$22,341	$21,585

Income per share-Basic:
Income before discontinued operations	$0.68	$0.62	$1.32	$1.23
Income from discontinued operations	--	--	--	0.01
	$0.68	$0.62	$1.32	$1.24

Income per share-Diluted(2):
Income before discontinued operations	$0.67	$0.61	$1.28	$1.20
Income from discontinued operations	--	--	--	0.01
	$0.67	$0.61	$1.28	$1.21

Weighted average shares outstanding:
Basic	16,917	17,329	16,970	17,350
Diluted	17,328	17,774	17,357	17,866

Notes:

(1)  Includes post acquisition results of UCMT and its affiliate which were acquired on April 3, 2006.

(2)  Considers the impact of stock options outstanding of a subsidiary's common stock of $20,000 and $27,000 and $63,000 and $46,000 for the three and six months ended June 30, 2007 and 2006, respectively.

STATISTICS

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Average number of ships served[1]:	127	119	126	118
Spa	93	86	92	85
Non-Spa	34	33	34	33

Average total number of staff on ships served:	1,967	1,771	1,953	1,733
Spa	1,731	1,543	1,713	1,504
Non-Spa	236	228	240	229

Revenue per staff per day[2]:	$473	$468	$464	$464
Spa	$494	$491	$484	$487
Non-Spa	$318	$308	$317	$310

Average weekly revenues:	$51,359	$48,549	$50,413	$47,853
Spa	$64,178	$61,391	$62,871	$60,694
Non-Spa	$15,690	$14,924	$15,946	$15,022

Average number of land-based spas served [3]	54	56	54	56

Average weekly land-based spas revenues	$26,209	$26,608	$26,346	$27,072

Total schools revenues[4,5]	$11,407,000	$11,052,000	$23,350,000	$16,160,000

Total wholesale and retail product revenues	$15,332,000	$11,534,000	$29,207,000	$21,093,000

_____________

1 Average number of ships served reflects the fact that during the period ships were in and out of service and, accordingly, the number of ships served during the period varied.

2 Revenue includes all sales of services and products on ships. Staff includes all shipboard employees. Per day refers to each day that a cruise ship is in service.

3 Average number of land-based day spas operated reflects the fact that during the period spas were opened or closed and, accordingly, the number of spas served during the period varied.

4 Includes $79,000 and $126,000 for the three months ended June 30, 2007 and 2006, respectively, and $159,000 and $295,000 for the six months ended June 30, 2007 and 2006, respectively, relating to the Steiner training school near London, England.

5 Includes post acquisition results of UCMT and its affiliate which were acquired on April 3, 2006.